SERVICE BUREAU AGREEMENT

      This Service Bureau Agreement (the "Agreement") is entered into as of the 18th day of May, 2005 (the "Effective Date"), by and between Connect Paging, Inc., dba Get-A-Phone, a Texas corporation, located at 309 W. 7th Street, Suite 720, Fort Worth, Texas 76102 ("G-A-P") and Call Universal, Inc., a Texas corporation located at 400 Chisholm Place, Plano, Texas 75075("Client").

      WHEREAS, Client offers turnkey compliance and technical solutions to the telemarketing industry, including a "Caller ID Solution" by which Client processes "Caller ID" transactions under contracts with call centers and other businesses; and

      WHEREAS, G-A-P is a Competitive Local Exchange Carrier with experience providing technical and back office support for businesses in the telecommunications industry; and

      WHEREAS, Client's Caller ID Solution relies on the ability to provide pre-assigned, ten-digit numbers (also called "Direct Inward Dialed Numbers" or "DID Numbers")

      WHEREAS, G-A-P has obtained certain rights to certain DID Numbers and Termination and Transport rights from a third party service provider (MetroTel); and

      WHEREAS, G-A-P has been providing technical support for Client's Caller ID Solution; and

      WHEREAS, Client desires to have G-A-P provide the Services (defined below) pursuant to the terms of this Agreement.

      NOW THEREFORE, G-A-P and Client, in consideration of the promises and mutual covenants expressed in this Agreement, agree as follows:

1.    Definitions.

      a. "Business" means any offering of a Caller ID solution to customers, partners, and others by Client and/or G-A-P.

      b. "Caller ID" means an electronic service whereby a caller's number and/or name is displayed.

      c. "Client System" means the equipment necessary for receiving, transporting, and terminating voice service.

      d. "G-A-P System" means the equipment used to receive, transport, and terminate voice service by G-A-P or by third parties for the benefit of G-A-P.

2. Description of G-A-P Services. G-A-P shall be responsible for providing the following Services:

      a. Transport and Termination Services. G-A-P shall resell the following services to Client:

            i. DID Numbers. G-A-P shall provide Client with at least four hundred (400) 10-digit phone numbers (also known as "Direct Inward Dialed" or "DID" numbers) (the "DID Numbers"). G-A-P shall obtain permission for Client to store DID numbers obtained from MetroTel under Client's Master Agreement with Accudata, Inc. (the "Accudata Agreement").


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            ii.   Voice Termination and Transport. G-A-P shall arrange for
                  termination, switching, and transport for the calls received from the DID Numbers. G-A-P shall arrange for MetroTel to terminate calls to the DID Numbers at a MetroTel switch, which are currently located throughout Texas.

                  In addition, G-A-P shall lease transport lines, which lines shall be "DS1" (or "T1") or equivalent lines providing the same bandwidth, channels, and functionality. Initially, G-A-P shall lease six (6) DS1 lines; G-A-P will also obtain the right to add or remove lines as necessary to meet G-A-P's needs. G-A-P shall arrange for MetroTel to transport calls received from the DID numbers from its switch(es) to the switch(es) owned by Client utilizing voice over internet protocols ("VoIP").

      b.    Billing and Revenue.

            i. The parties shall cooperate on the collection and distribution of revenues. G-A-P shall have primary responsibility for such activities, as detailed further below. Client shall be kept apprised of all such activities on an ongoing basis.

            ii. Billing Services. Client currently bills its Customers on a monthly basis. Beginning on the June 1, 2005, responsibility for billing and collections shall pass to G-A-P.

            iii. Further Acts. If necessary to implement the terms of this agreement, Client shall arrange with Accudata to assign its rights under the Accudata Agreement to G-A-P.

      c.    Customer Service and Call Response.

            i. G-A-P shall be responsible for handling first calls from Customers and shall make reasonable attempts to isolate any reported problem. If after making the initial service call G-A-P determines that the problem is not in the G-A-P System, G-A-P shall immediately notify Client. Thereafter, G-A-P shall provide reasonable assistance to Client to correct the problem. G-A-P shall maintain detailed records of all reported problems.

            ii. The parties acknowledge that voice providers frequently are asked to provide end-user information to law enforcement or other government officials. The parties agree that G-A-P shall have primary responsibility for receiving and responding to requests for information by governmental authorities related to the Business.

3. Migration of Existing Contracts. The parties intend to have all contracts comprising the Business executed through the Accudata Agreement. Client and G-A-P shall cooperate to ensure that all existing and prospective customers for the Business shall be handled through the Accudata Agreement and shall be subject to the Service Pricing provisions, below.


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

4. Service Fee. The above services will be provided by G-A-P in exchange for ten percent (10%) of the monthly gross revenues for the Business (the "Service Fee"). G-A-P shall retain the Service Fee as the fee is collected. The Service Fee shall begin on May 1, 2005, and continue throughout the term of this Agreement.

5. Service Performance. G-A-P shall cooperate with Client and shall promptly perform such things as are reasonably necessary to implement this Agreement. G-A-P shall not be responsible for any termination or failure in the Service resulting from any of the following causes:

      a. The failure or nonperformance or any termination or suspension of any service to G-A-P (except that which shall solely be due to the fault of G-A-P);

      b. Force majeure suspending or terminating G-A-P's performance as provided in this Agreement;

6. Representations and Warranties of G-A-P. G-A-P represents and warrants to Client that:

      a. This Agreement has been duly authorized by all necessary corporate action on the part of G-A-P and when executed and delivered by duly authorized officers of G-A-p constitutes a legal, valid and binding obligation of G-A-P;

      b. G-A-P has and shall continue to have during the term of this Agreement all necessary contractual rights to provide the Service to Client hereunder;

      c. In the event that a service provided hereunder is subject to an underlying agreement with a supplier or vendor, G-A-P can not and will not provide greater rights to Client than those afforded to G-A-P; and

      d. G-A-P is not aware of any contractual or other legal obligation which shall in any way interfere with its full, prompt and complete performance hereunder.

      e. G-A-P will directly or indirectly provide G-A-P Programming to Client Subscribers only through Client under this Agreement.

7. Representations and Warranties of Client. Client represents and warrants to G-A-P that:

      a. This Agreement has been duly authorized by all necessary corporate action on the part of Client and has been executed and delivered by duly authorized officers of Client and this Agreement constitutes a legal, valid and binding obligation of Client;

      b. Client has and shall continue to have during the term of this Agreement all necessary rights to carry out the provisions of this Agreement, including but not limited to, obtaining all necessary contractual rights, intellectual property rights, licenses, clearances and releases;


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

      c. Client's performance under this Agreement does not and shall not violate any third party's trademark, copyright or other intellectual property rights;

      d. Client is under no contractual or other legal obligation which shall in any way interfere with its full, prompt and complete performance hereunder.

8. Necessary Action- At all times after the execution of this Agreement each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by the other party for such purposes or otherwise necessary to complete or perfect the transactions contemplated hereby and meet the intent of this Agreement.

9. Term/Termination- This Agreement shall have an initial term of three (3) years and shall automatically renew for successive one (1) year terms unless either party sends written notice of an election not to renew at least sixty (60) days before the expiration of the then current term.

      Either party may terminate this Agreement prior to the expiration of the then current term if the other party is in material breach of the Agreement. Prior to terminating the Agreement, however, the party claiming breach must provide thirty (30) days written notice to the allegedly breaching party, which notice shall provide a detailed explanation of the alleged breach and an opportunity to cure the alleged breach. If the alleged breach is cured within such thirty (30) days, there shall be no right to terminate the Agreement for such alleged breach.

      Termination or expiration shall not relieve the Client's obligation to pay any outstanding balance, late fees, or other charges due under this Agreement. In addition, termination or expiration shall not effect the Parties' obligations under Sections

10. Confidentiality- For the purposes of this Agreement, "Confidential Information" is defined as the nature of this Agreement, the parties, services, and prices addressed herein, as well as any other information or documents, electronic or otherwise, disclosed by one signing party to another in connection with this Agreement or the parties, services, or prices herein.

      Each party (the "Receiving Party") will protect and hold in confidence all Confidential Information disclosed by the other party (the "Disclosing Party"). The Receiving Party shall not use any Confidential Information and will not disclose, communicate or disseminate (orally, in writing or electronically) any Client Information to any party for any purpose other than to fulfill its authorized obligations in connection with this Agreement. The Receiving Party will be required to comply with these non-disclosure and non-use obligations for the duration of the Agreement and for two (2) years after the expiration or termination of the Agreement for any reason. The parties acknowledge and agree that, among other things, any non-public, written list of Customers and any strategic information, data or documents, and any nonpublic, written, strategic product or service descriptions shall constitute Confidential Information for all purposes of this Agreement and under law. Any Confidential Information will remain proprietary to the Disclosing Party and subject to this Agreement unless otherwise confirmed in writing by the Disclosing Party.


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

11. Interference With Contracts and Non-Circumvention- During the term of this Agreement and for two (2) years thereafter, Client will not directly or indirectly, individually or on behalf of another, alone or in conjunction with other parties, knowingly interfere with or seek to have a third party terminate or not renew any contractual relationship (a) between a business partner of Client ("Client Partner") and Client, (b) involving a Client Partner, (c) between an employee, contractor, director, agent or consultant of Client and Client, or (d) between Client and any provider of products or services to Client.

12. Subordination. Client recognizes that G-A-P has entered into a Services Agreement with James Taylor, dba MetroTel Communications (the "MetroTel Agreement").

      The parties recognize and acknowledge that G-A-P is obtaining Termination and Transport Service and related services from MetroTel. Accordingly, this Agreement shall be a sub-agreement subordinate to the MetroTeol Agreement and the rights or interest of Client shall be no greater than the rights or interest of G-A-P under such agreement. In the event that the MetroTel Agreement is terminated, G-A-P may, at its option, terminate this Agreement without any further obligation to Client. In the event that G-A-P's rights or interest under the MetroTel Agreement shall be greater than the rights or interest of Client hereunder, Client is not entitled to any rights or interest greater than is provided in this Agreement. In the event of any conflict between the terms and provisions of this paragraph and the terms and provisions of any other paragraph of this Agreement, then the terms and provisions of this paragraph shall control.

13. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, overnight air courier or facsimile transmission.

      If to Client:

            Call Universal, Inc.
            400 Chisholm Place
            Plano, Texas
            Attention:  Chief Executive Officer
            Facsimile:  ___________________

      If to G-A-P:

            Get-A-Phone
            309 W. 7th Street, Suite 720
            Fort Worth, Texas 76102
            Attention:  Byron Young
            Facsimile:  (888) 333-3503

      with a copy (which shall not constitute notice) to:

            USurf America, Inc.
            390 Interlocken Crescent, Suite 900
            Broomfield, CO 80021
            Attention:  Chief Executive Officer
            Facsimile:  (303) 465-3150


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

      And

            White Field, Inc.
            9800 D Topanga Canyon Blvd., #326
            Chatsworth, California 91311
            Attention:  Steven W. Ritcheson
            Facsimile:  (650) 337-0383

      All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; one business day after being timely dispatched delivery prepaid, if by overnight air courier; and when receipt acknowledged, if sent by facsimile transmission. Any of the above addresses may be changed by notice made in accordance with this subsection.

14. Governing Law; Forum Selection. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF. BY EXECUTING THIS AGREEMENT, EACH PARTY HERETO SUBMITS TO THE JURISDICTION OF THE COURTS OF TEXAS SOLELY FOR PURPOSES OF ADJUDICATING ITS RIGHTS OR THE RIGHTS OF THE OTHER PARTY WITH RESPECT TO THIS AGREEMENT. EACH PARTY HEREBY AGREES TO ACCEPT, AT ITS OFFICE AT THE ADDRESS REFERRED TO IN SECTION 7 HEREOF, SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING INSTITUTED BY ANY PARTY IN THE COURTS OF THE STATE OF TEXAS WITH RESPECT TO THIS AGREEMENT.

15. Limitation on Liability. G-A-P' sole obligation under this Agreement is to provide the Services to Client and its liability for any failure to do so is limited exclusively to granting credits on a pro-rata basis for actual lost transport-time or a pro-rata refund for Services prepaid and not received. Under no circumstances will G-A-P be liable for any compensatory, consequential, exemplary, incidental, or punitive damages that may be alleged by Client or Client's Customers.

16. Indemnity. Client and G-A-P shall indemnify, defend and save each other and its officers, directors and agents harmless from suits, actions, damages, liability, losses, expenses and causes of action of every nature whatsoever arising from or caused by any negligent or willful act or omission by either party or its officers, agents, employees, representatives or independent contractors in any manner connected with this Agreement including, but not limited to, any claims, demands and causes of action of every nature whatsoever which may be made upon, sustained or incurred by either party by reason of any breach, violation, omission or non-performance of any material terms, covenants or conditions hereof on the part of either party or by reason of any negligent or willful acts or omissions.

17. Requirements Of Law. During the term of this Agreement both parties shall observe and comply with all present and future laws, ordinances, requirements, orders, directions, rules and regulations of the federal, state, county and municipal governments and of all other governmental entities having or claiming authority over or the right to regulate satellite communications or any other activity contemplated by this Agreement including, but not limited to, observance and compliance with all Federal Communications Commission requirements, orders, directions, rules and regulations. Further, both parties hereby agree to indemnify and hold each other harmless from any fine, penalty, expense, claim, suit, lien, charge, cost or liability arising out of or caused by either party's failure to comply with this provision including, but not limited to, attorneys' fees at, before and through all trial and appellate levels and post judgment proceedings and whether or not a lawsuit or any other proceeding is instituted.


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

18. Force Majeure. Force Majeure as referred to in Section ____ means any failure of performance due to causes beyond G-A-P's commercially reasonable control, including, but not limited to, sun outages, equipment failure, rain fade, externally caused interference, irreparable satellite component failure, fires, strikes, labor unrest, embargoes, civil commotion, rationing or other order or requirements, acts of civil or military authorities, acts of war, terrorism, acts of God, the unavailability to G-A-P of the facilities or services used to provide the Services, or other contingencies beyond the reasonable control of G-A-P.

19. Assignment; Successors. No right or obligation under this Agreement may be assigned or delegated by either party without written consent of the other. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

20. Remedies. The Parties expressly understand and agree that the covenants and obligations to be rendered and performed by the Parties pursuant to this Agreement are special, unique, and of an extraordinary character, and in the event of any default, breach or threatened breach, the Parties shall be entitled to such relief as may be available to it pursuant hereto, at law or in equity, including, without limiting the generality of the foregoing, any proceedings to: (i) obtain damages for any breach of this Agreement; (ii) order the specific performance thereof; or (iii) enjoin the breach of such provisions.

21. Regulatory Obligations - As between the parties, Client shall be responsible for all legal or regulatory requirements imposed by local, state or federal governments in connection with: (a) the Client System; and (b) the Customers serviced under this Agreement.

22. Counterparts. This Agreement may be signed in counterpart copies, each of which shall be deemed to be an original document, and all of which shall together be deemed to constitute a single document. Telecopied signatures on this Agreement shall have the force and effect of original signatures.

23. Headings. All headings have been inserted for convenience only and shall in no way modify or restrict any of the terms or conditions hereof.

24. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be unlawful or unenforceable in any jurisdiction, then such provision will be enforced to the maximum extent permissible under applicable law, and the remaining provisions of this Agreement will remain in full force and effect.

25. Amendment; Waiver. This Agreement may not be amended or modified except by a writing executed by Client and G-A-P. No right under this Agreement may be waived except by a writing signed by the party waiving such right, and no waiver of one breach of this Agreement will constitute a waiver of subsequent breaches of the same or of a different nature.


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26.   Entire Agreement. No covenants, agreements, representations or warranties of any kind have been made by any party hereto, except as expressly set forth herein. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof; and all prior discussions, negotiations, agreements and understandings, written or oral, have been and are merged and integrated into, and superseded by, this Agreement.

27. No Presumption. This Agreement is the product of negotiation between the parties and, in interpreting the text of this Agreement, no presumption against the drafter of any provision may be made.

28. Confidentiality of Agreement. Each party agrees to maintain the terms of this Agreement in strict confidence, and that it will not disclose the terms of this Agreement to any other person, other than the parties' own professional advisors, unless required by law. The parties expressly acknowledge that Client is a wholly owned subsidiary of a public company and may be required to disclose certain facts regarding this Agreement in filings with the Securities and Exchange Commission. Notwithstanding such obligations, Client shall use all reasonable efforts to keep the terms of this Agreement confidential.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

      CALL UNIVERSAL, INC                 CONNECT PAGING, DBA GET-A-PHONE


      By: /s/ James Taylor                By: /s/ Byron Young
          ----------------------              ---------------------
      Name: James Taylor                  Name: Byron Young
      Title:_____________________         Title: President


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